UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM CB

TENDER OFFER/RIGHTS OFFERING NOTIFICATION FORM

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to file this Form:

Securities Act Rule 801 (Rights Offering)	☐

Securities Act Rule 802 (Exchange Offer)	☒

Exchange Act Rule 13e-4(h)(8) (Issuer Tender Offer)	☐

Exchange Act Rule 14d-1(c) (Third Party Tender Offer)	☐

Exchange Act Rule 14e-2(d) (Subject Company Response)	☐

Filed or submitted in paper if permitted by Regulation S-T Rule 101(b)(8)	☐

Kabushiki Kaisha Marukyo

(Name of Subject Company)

Marukyo Corporation

(Translation of Subject Company’s Name into English (if applicable))

Japan

(Jurisdiction of Subject Company’s Incorporation or Organization)

Retail Partners Co., Ltd.

(Name of Person(s) Furnishing Form)

Common Stock

(Title of Class of Subject Securities)

Not Applicable

(CUSIP Number of Class of Securities (if applicable))

Minoru Shimizu

Director

Retail Partners Co., Ltd.

1936 Edomari, Hofu, Yamaguchi, 747-0014, Japan

+81-835-20-2477

(Name, Address (including zip code) and Telephone Number (including area code) of

Person(s) Authorized to Receive Notices and Communications on Behalf of Subject Company)

Not Applicable

(Date Tender Offer/Rights Offering Commenced)

PART I                     INFORMATION SENT TO SECURITY HOLDERS

Item 1.                       Home Jurisdiction Documents

(a)         Exhibit I-1: English translation of Notice Concerning Execution of MOU for the Business Integration through Share Exchange between Retail Partners Co., Ltd. and Marukyo Corporation dated July 21, 2016

(b)         Not applicable.

Item 2.                       Informational Legends

Included in Exhibit I-1.

PART II                INFORMATION NOT REQUIRED TO BE SENT TO SECURITY HOLDERS

(1)         Not applicable.

(2)         Not applicable.

(3)         Not applicable.

PART III           CONSENT TO SERVICE OF PROCESS

(1)         A written irrevocable consent and power of attorney on Form F-X is filed concurrently with the Commission on July 21, 2016.

(2)         Not applicable.

PART IV            SIGNATURES

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

/s/ Yasuo Tanaka
(Signature)

Yasuo Tanaka
President and Representative Director
(Name and Title)

July 21, 2016
(Date)